UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

VILLAGEEDOCS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Information Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

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VillageEDOCS, Inc.
1401 N. Tustin Ave., Suite 230
Santa Ana, CA  92705
(714) 734-1030

February __, 2010

Dear Stockholders:

The purpose of this letter is to inform you that the requisite majority of the stockholders of VillageEDOCS, Inc. (the “Company”) has approved an amendment (the “Amendment”) to the Company’s certificate of incorporation (the “Certificate”) that will effect a 1-for-10,000 reverse stock split (the “Reverse Stock Split”), immediately followed by a 10,000-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).  In conjunction with the Stock Split, those stockholders who will hold fewer than 10,000 shares before the Reverse Stock Split will receive a cash payment of $0.015 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share, and the holdings of all other stockholders (i.e., those holding 10,000 or more prior to the Reverse Stock Split) will remain unchanged.

This action (the “Action”) was recommended for approval on February 3, 2010 by a special committee (the “Committee”) of the Board of Directors made up of members who are independent from the management and the Company and have no economic interest in the transaction.  Based on the Committee’s recommendation and its own evaluation, our full Board of Directors unanimously approved the Action on February 4, 2010.  Stockholders holding approximately 68% of the Shares, which represents a majority in interest of our issued and outstanding Shares, approved the Action by written consent in lieu of a special meeting of our stockholders on February 5, 2010.

The elimination of the need for a special or annual meeting of the stockholders to approve the Action is authorized by Section 228(a) of the Delaware General Corporation Law (the “DGCL”), which provides that the written consent of the stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.  If the proposed Action had not been adopted by written majority stockholder consent, it would have been necessary for the Actions to be considered by the Company’s Stockholders at a Special Meeting convened for the specific purpose of approving the Action.  In order to eliminate the costs and management time involved in holding a special or annual meeting, the Board of Directors voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.  Our Board of Directors does not intend to solicit any proxies or consents in connection with the foregoing Action.  Accordingly, the Action will not be submitted to our other stockholders for a vote, and this Information Statement is being furnished to stockholders solely to provide them with certain information concerning the Action in accordance with the requirements of the DGCL and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date on which this Information Statement was first sent to the stockholders is on or about February _____, 2010.  The record date established by the Company for purposes of determining the number of outstanding shares of voting capital stock of the Company was February _____, 2010, (the “Record Date”).  The approval by the stockholders will not become effective until 20 days from the date of the mailing of this Information Statement to the Company’s stockholders.

Often referred to as a “going-private transaction,” the Action will reduce the number of holders of record of our common stock to fewer than 300 and enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act. The termination of our Exchange Act registration will eliminate the significant expenses required to comply with the reporting and related requirements under these laws.

The Committee has reviewed the transaction and considered its fairness to the unaffiliated stockholders of the Company (those who are not officers, directors or hold 10% or more of the Company’s shares).  After careful consideration, the Committee believes that the transaction is in the best interests of the unaffiliated stockholders (including continuing stockholders as well as cashed-out stockholders) and that the per share cash amount to be paid to the cashed-out stockholders is fair.

The attached document contains details on the transaction and we urge you to read it very carefully.

You may call us if you have any questions about the enclosed Information Statement. We thank you for your continued interest in VillageEDOCS.

Sincerely,

/s/ J. Thomas Zender
J. Thomas Zender,
Chairman of the Board

VillageEDOCS, Inc.
1401 N. Tustin Ave., Suite 230
Santa Ana, CA  92705
(714) 734-1030

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

On February 5, 2010, in accordance with the relevant sections of the Delaware General Corporation Law (the “DGCL”) and our Certificate of Incorporation (the “Certificate”), stockholders (the “Majority Stockholders”) who collectively own approximately 68% of the shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”) of VillageEDOCS, Inc. (the “Company”) approved an amendment (the “Amendment”) to our Certificate that will effect a 1-for-10,000 reverse stock split (the “Reverse Stock Split”), immediately followed by a 10,000-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).  In conjunction with the Stock Split, those stockholders who will hold fewer than 10,000 shares before the Reverse Stock Split will receive a cash payment of $0.015 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share, and the holdings of all other stockholders (i.e., those holding 10,000 or more prior to the Reverse Stock Split) will remain unchanged.

The ability of the Majority Stockholders to take these actions without holding a Special Meeting is made possible by Section 228(a) of the DGCL, which provides that stockholders holding at least the minimum number of votes required to take action at a meeting may pass the action by signing a written consent.  In order to avoid the costs involved in holding a Special Meeting, our Board of Directors voted to utilize the written consent format.

This Information Statement is being made available on or about February __, 2010, to stockholders of record of the Company as of February __, 2010 (the “Record Date”).  This Information Statement is being delivered only to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse them for out-of-pocket expenses they incur in forwarding the Information Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Outstanding Voting Stock of the Company

As of the Record Date, there were 226,546,613 shares of Common Stock, issued and outstanding.  Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the stockholders.

Dissenter's Rights of Appraisal

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Exchange Act and the DGCL.  No dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the adoption of the Action.

Reservation

Although the transaction has been approved by the Majority Stockholders, stockholders have no statutory or contractual right to cause the transaction to go forward or to terminate it.  The Company reserves the right to abandon the transaction at any time before the filing of the necessary Amendment with the Delaware Secretary of State if the Board of Directors determines that abandonment would be in the best interest of the Company and its stockholders.  The Board has indicated that most likely it would only make that determination if there were a material change in the Company’s value or prospects.  The Company would disclose an abandonment of the transaction by means of a press release and Current Report on Form 8-K.

STOCK SPLIT SUMMARY TERM SHEET

The following is a summary of the material terms of the Stock Split. While this summary describes what we believe are the material terms and conditions of the Stock Split, this Information Statement contains a more detailed description of these terms and conditions.  We urge you to carefully review, in their entirety, this Information Statement, the attached Exhibits and the documents incorporated by reference before voting.

Information About the Stock Split

The Stock Split will consist of the following steps:

•
A 1-for-10,000 reverse stock split, followed immediately by a 10,000-for-1 forward stock split of the Shares will occur on the date (the “Effective Date”) that the Delaware Secretary of State accepts for filing articles of amendment to our Certificate (the “Amendment”). It is the intention of management of the Company to file such articles of amendment within 24 hours following the conclusion of the Meeting contemplated in this Information Statement. As a result:

•
Each holder of fewer than 10,000 Shares immediately before the Effective Date will receive cash in the amount of $0.015, without interest, for each share held immediately before the Stock Split and will no longer be a stockholder of the Company.

•
Each stockholder holding 10,000 or more Shares immediately before the Effective Date will receive one Share for each 10,000 Shares held before the Effective Date and will immediately thereafter receive 10,000 Shares for each 1 Share held after the Reverse Stock Split, meaning that such stockholders’ holdings will remain unchanged on the Effective Date.

•
The Company intends to treat stockholders holding Shares in “street name” in the same manner as record holders. Prior to the Effective Date, the Company will conduct an inquiry of all brokers, banks and other nominees that hold Shares in street name, ask them to provide information on how many Shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. Accordingly, if you hold your Shares in street name, you should contact your bank, broker or other nominee.

Please see the sections of this Information Statement entitled “Special Factors — Effects of the Stock Split” and “Stock Split Proposal — Summary and Structure” for more information on the structure of the Stock Split.

Purpose of and Reasons for the Stock Split

•
The Stock Split is intended to reduce the number of record holders of Shares below 300, enabling us to terminate the registration of, or “deregister,” our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister our Shares as soon as possible after completion of the Stock Split. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15 unless the SEC denies the deregistration (because it believes the certification is incorrect or improper).

•
Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file and furnish proxy statements under Section 14 of the Exchange Act will also be terminated. As a result, the Company will no longer be a public reporting company. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of Shares in excess of 300.

•
We estimate annual cost savings of approximately $300,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements arising under the Exchange Act.

•
The Stock Split will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings and requirements, and will therefore enable management to focus on managing the Company’s business and growing stockholder value.

•
The Stock Split will reduce man-hours related to the administration of small stockholder accounts. As of the Record Date, we estimate that we have approximately 232 stockholders of record (“small lot stockholders”) that hold fewer than 10,000 shares. These small lot stockholders hold approximately 500,000 shares, or 0.2%, of our outstanding Shares, but represent approximately 68% of our total number of record holders.

We are proposing this transaction because our Board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages associated with being an SEC-reporting company and that the Stock Split currently constitutes the most expeditious, efficient, cost effective and fair method to convert the Company from a public reporting company to a non-public, non-reporting company.  However, additionally, the Company may, from time to time, enter into separate, privately negotiated transactions with various small lot stockholders to purchase small lot Shares in furtherance of the Company’s goal to reduce the number of record holders well below 300 persons.  Please see the sections of this Information Statement entitled “Special Factors — Purpose of and Reasons for the Stock Split”, “— Effects of the Stock Split”, “Stock Split Proposal — Background of the Stock Split”, “— Summary and Structure”, and “— Recommendation of the Board of Directors” for more information on the principal reasons for the Stock Split.

Fairness of the Stock Split

•
The Board of Directors believes that the Stock Split is in the Company’s best interests and is fair to the affiliated and unaffiliated holders of Shares, including those holders whose shares will be cashed out in the Stock Split (“Cashed-Out Holders”) and those who will remain holders of Shares after the Stock Split (“Continuing Holders”). Both the Cashed-Out Holders and the Continuing Holders will receive cash in lieu of any fractional shares. The factors the Board of Directors considered in determining the fairness of the Stock Split are described in greater detail in this Information Statement.

•
The Board of Directors has set $0.015 per pre-split share (the “Cash-Out Price”) as the cash consideration to be paid by the Company to Cashed-Out Holders (i.e., stockholders that hold fewer than 10,000 Shares immediately prior to the Reverse Stock Split) instead of issuing fractional shares to such Cashed-Out Stockholders (i.e., portions of shares other than whole shares) in connection with the Stock Split. The Board of Directors made this determination in good faith after careful consideration of the material factors more particularly set forth in the section of this Information Statement entitled “Special Factors.”  The Board of Directors did not engage any independent party or valuation firm to opine on whether the Cash-Out price is fair to the holders of the Company’s common stock.

•
The Cash-Out Price of $0.015 per Share represents (i) a premium of 100% over the average closing price of Shares over the one year period prior to and including January 31, 2010, which was $0.007 per share and (ii) a premium of 100% over the average closing price of Shares over the 3-month period prior to and including January 31, 2010 which was $0.007 per share.

•
The Company’s net book value, based on the historical cost of the Company’s assets and liabilities, is $(0.016) per common share. While the Board of Directors reviewed the net book value of the Shares in connection with the proposed Stock Split, the Board of Directors did not view it as being relevant to the fair value to be paid to stockholders for fractional shares resulting from the Stock Split. Net book value is based on the historical cost of our assets. The value of items, such as our positive business reputation, goodwill, and other intangible assets (particularly since the Company will continue its business substantially as currently conducted after the Stock Split) are not included in a determination of net book value.

•
The common stock of the Company would likely have no positive value in the case of liquidation, as the Board made a determination that the assets of the Company would be worth far more in a reorganization than in a liquidation process, which in all likelihood would result in no value for the holders of Shares.

•
The reduction in the total number of stockholders following the Stock Split may further reduce the liquidity of the Company’s shares and make it more difficult for Continuing Holders to sell their shares. However, even prior to the effects of a Stock Split, there is very limited liquidity for Shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•
The Company’s shares will cease trading on the OTC Bulletin Board. However, the Company intends to have its shares quoted in the Pink Sheets current information tier after the Stock Split. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, if a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

•
Cashed-Out Holders will be cashed out involuntarily and will have no further financial interest in the Company and will not have the opportunity to participate in the potential appreciation in the value of Shares unless such Cashed-Out Holders purchase Company shares in the open market after the Effective Date.

•	The Stock Split provides Cashed-Out Holders with an opportunity to liquidate their Shares at a premium without paying brokerage commissions or other transaction fees.

•
The Stock Split will not impact affiliated holders of Shares differently than unaffiliated holders of our shares on the basis of affiliate status. The sole determining factor as to whether a stockholder will remain a stockholder of the Company after the Stock Split is the number of shares held immediately prior to the Stock Split.

•
The Stock Split will have minimum effect on the Continuing Holders’ relative voting power. An estimated 500,000 Shares, which is only 0.2% of the 226,546,613 outstanding Shares as of the Record Date, will be eliminated as a result of the Stock Split, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Split. For example, the executive officers and directors of the Company currently own approximately 8% of the outstanding Shares, and will own approximately 8% of the outstanding Shares following the Stock Split.

•
After completion of the Stock Split and the subsequent deregistration of our shares, the Company will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Company’s chief executive officer and chief financial officer certify the [Company’s compliance with certain sections of the Sarbanes-Oxley Act. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely, which would also discontinue the financial statement certification requirements.

•
Directors, executive officers and any stockholders who own more than 10% of the Company’s outstanding common shares will experience certain advantages after the Stock Split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be publicly available.

•	No appraisal or dissenters’ rights are available under Delaware Law or the Company’s Certificate to holders of the Company’s shares.

Please see the sections of this Information Statement entitled “Special Factors — Fairness of the Stock Split,” “Stock Split Proposal — Background of the Stock Split”, “— Recommendation of the Board of Directors,” and “Opinion of Valuation Research Corporation,” for more information regarding the fairness of the Stock Split.

Material United States Federal Income Tax Consequences

•	The Company will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Split.

•	Stockholders who receive no cash as a result of the Stock Split will not recognize any gain or loss for federal income tax purposes.

Please see the section of the Information Statement entitled “Stock Split Proposal — Material United States Federal Income Tax Consequences” for further information regarding the federal income tax consequences to stockholders who receive cash in exchange for their Shares as a result of the Stock Split.

Unavailability of Appraisal or Dissenters’ Rights

•	A stockholder of the Company does not have the right under Delaware Law or the Company’s Certificate to demand the appraised value of the stockholder’s Shares or any other dissenters’ rights.

Unclaimed Property Laws

•	All cash amounts payable to Cashed-Out Holders in lieu of fractional shares that remain unclaimed will be subject to applicable state laws regarding abandoned property.

Please see the section of the Information Statement entitled “Stock Split Proposal — Unclaimed Property Laws” for more information.

CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

When used in this Information Statement, the words or phrases “believe,” “expects,” “intends,” “targeted,” “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. The Company cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that the Company’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Information Statement or in our other filings with the SEC. To the extent that there is any material change in the information discussed in this Information Statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Information Statement entitled “Available Information.”

Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009, as set forth in Item 1A – Risk Factors, thereof.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address potential questions regarding the Meeting and the Stock Split. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Information Statement, the exhibits to this Information Statement, and any information and documents referred to or incorporated by reference in this Information Statement.

Q:	What is the Stock Split?

A:
The Majority Stockholders have approved a 1-for-10,000 reverse stock split, immediately followed by a 10,000-for-1 forward stock split, of our outstanding shares, which is accomplished through the amendment of our Certificate.  The purpose of the Stock Split is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300. As a result, we expect to terminate the registration of our common stock under federal securities laws.

Q:	If the Company suspends its SEC-reporting obligations, will it still publish quarterly financial results?

A:
Yes. We plan to publicly post our annual and quarterly financial statements in accordance with the Pink Sheets current disclosure guidelines.  However, there is no requirement that we do so, and if provided, these documents will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders. As noted elsewhere, should we choose to make any information available from time to time, such a decision would be at our complete discretion and should in no way be interpreted to mean that the same type of information will be supplied in the future.

Q:	Why did the Board recommend the Stock Split?

A:
The Board of Directors believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the shares. The Stock Split will also serve as a source of liquidity for those stockholders who receive cash for their shares. In addition, the Stock Split will provide Cashed-Out Holders with an opportunity to liquidate their shares at a premium to recent trading prices without paying brokerage commissions or other transaction fees.

Q:	What will I receive in the Stock Split?

A:
If you are the owner of fewer than 10,000 Shares on the date of the Stock Split, you will receive $0.015 in cash, without interest, from us for each pre-split Share you own. If you are the owner of 10,000 or more Shares on the date of the Stock Split, your holdings will remain unchanged.

Q:	How will the Stock Split affect the Company’s directors, executive officers and their affiliates?

A:
We expect that none of our executive officers, directors or their affiliates will be cashed out in the Stock Split given their level of ownership of the Company’s shares. The Stock Split will have no material effect on our directors, executive officers and their affiliates except that the total ownership of the Company’s common stock owned by such affiliated stockholders will increase slightly. In addition, our directors, executive officers and their affiliates will no longer be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Q:	How will the Stock Split affect the day to day operations of the Company?

A:
Though the Stock Split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing the Company’s business and growing stockholder value, and will eliminate SEC compliance costs incurred by the Company of approximately $300,000 on an annual basis.

Q:	What are the accounting consequences of the Stock Split?

A:
On the Effective Date of the Stock Split, the Company will pay cash to the Cashed-Out Holders. The repurchased shares will constitute authorized but unissued shares. The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase slightly as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any material accounting consequence would arise as a result of the Stock Split.

Q:	How was the price of $0.015 in cash for each pre-split share determined?

A:
In arriving at the $0.015 in cash for each pre-split share, the Board of Directors analyzed the average closing price for the stock over a range of time periods, in order to ensure that it captured the long-term value of the stock rather than short term values affected by recent stock market volatility. The Cash-Out Price of $0.015 per pre-split Share represents (i) a premium of 100% over the average closing price of Shares over the one year prior to and including January 31, 2010, which was $.007 per share, and (ii) a premium of 100% over the average closing price of Shares over the 3-month period prior to and including January 31, 2010, which was $.007 per share.

Q:	How will the Company pay the stockholders who will receive cash pursuant to the Stock Split?

A:	The Company has sufficient cash to pay the Cashed-Out Holders in connection with the Stock Split.

Q:	Why is 10,000 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of the Company?

A:
We estimate that a 10,000-share “cutoff’’ will result in approximately 111 stockholders of record immediately after the Stock Split is effectuated.  These stockholders, who owned approximately 99% of the issued and outstanding shares of the Company prior to the Stock Split, will own approximately 99% of the Company immediately after the Stock Split if it is approved and effected. This reduced number of stockholders will permit us to deregister with the SEC and will provide a “cushion” to help ensure that the record number of stockholders does not increase again to over 300 in the foreseeable future.

Q:	May I buy additional shares in order to remain a stockholder of the Company?

A:
Yes. As long as you are able to acquire a sufficient number of shares so that you are the owner of 10,000 or more shares which are held in the same name and in the same account prior to the Effective Date, your Shares will not be cashed out in the Stock Split.

Q:	What happens if I buy shares after February _____, 2010?

A:	Shares bought after February _____, 2010 (the record date) will be subject to the Stock Split on the Effective Date.

Q:	What if I hold my shares in “street name”?

A:
It is our desire to treat stockholders who hold shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, we or Computershare, the Company’s transfer agent and the exchange agent for the Stock Split (the “Transfer Agent” or “Exchange Agent”), will not attempt to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Stock Split. Accordingly, if you hold your shares of our common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

Q:	When is the Stock Split expected to be completed?

A:
The approval by the Majority Stockholders will not become effective until 20 days from the date of mailing of this Information Statement, which we expect to be on or about March ___, 2010.  Then, we need to file the necessary amendment with the Delaware Secretary of State for the Stock Split to become effective. We expect the Stock Split to be completed as soon as practicable thereafter, likely within 24 hours.

Q:	What do I need to do now?

A:	After reading and considering the information contained in this Information Statement, you do not need to do anything. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q:	Will I have appraisal or dissenters’ rights in connection with the Stock Split?

A:	No. Under Delaware Law, you do not have appraisal or any other dissenters’ rights.

Q:	Should I send in my share certificates now?

A:	No. Our Exchange Agent will send you written instructions in a letter of transmittal for exchanging your share certificates.

Q:	What is the approximate length of time between the Effective Date of the Stock Split and the date on which stockholders will receive cash payments for their fractional shares?

A:
As soon as practicable after filing the Amendment to our Certificate of Incorporation with the Delaware Secretary of State and the amendment becoming effective, Cashed-Out Holders will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing Shares to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the Exchange Agent, each stockholder entitled to receive payment will receive payment from the Company as outlined in the letter of transmittal. Stockholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and approximately ten business days following receipt of materials by the Exchange Agent for payment to be made. No interest will be made on cash payments from the Effective Date of the Stock Split and payment date. In the event we are unable to locate a stockholder, or if a stockholder fails to properly complete, execute and return the letter of transmittal to the Exchange Agent, any funds payable to such stockholder pursuant to the Stock Split will be administered in accordance with the relevant state abandoned property laws.

Q:	If the Stock Split is completed and I am still a stockholder, will I be able to buy or sell shares in a public market?

A:
After completing the Stock Split, the liquidity of the shares in public markets will be reduced. It is the intention of the Board of Directors that the Company’s shares be quoted in the Pink Sheets current information tier after the Stock Split.  Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely.  Additionally, if a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

Q:	Who can help answer my questions?

A:
If you have questions about the Stock Split, you should contact Michael Richard, Chief Financial Officer of the Company, at 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705, telephone number (714) 734-1030.

SPECIAL FACTORS

Purpose of and Reasons for the Stock Split

The purpose of the Stock Split is to reduce the number of record holders of Shares below 300 and enable us to terminate the Company’s status as a public reporting company with the SEC and thereby reduce the financial and managerial costs incurred by the Company with respect to such status. In the face of the continuing negative economic climate faced by public companies generally, and faced by the Company in particular, the Board of Directors established a special committee of the Board consisting entirely of independent directors, by resolution of the Board of Directors at a meeting on February 3, 2010.  After careful analysis and deliberation in light of current recession related economic conditions, the Special Committee determined that the Company has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced stockholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to the Company’s shares, the low market price of the Company’s shares, and continued downward pressure on the price of the Company’s shares.  The Special Committee, after a thorough analysis of the Company’s operating cost structure, determined that the costs involved in remaining public, which have exceeded $300,000 annually in past years, have not benefited the stockholders, and that the stockholders will not in the foreseeable future benefit from public company status.  As a result, the Special Committee recommended to the full Board of Directors that it consider various ways in which the Company might deregister its shares and exit the public company reporting obligations arising under the Exchange Act.  Thereafter, the Board of Directors undertook an analysis of whether the costs associated with having a publicly registered stock exceeded the benefits derived from such public registration. Following extensive consideration, the Board of Directors decided, at a meeting on February 3, 2010, that the monetary expense and the burden incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the Company’s shares.

In determining whether the number of our stockholders of record falls below 300 as a result of the Stock Split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are each considered, generally, a single holder of record for purposes of these provisions.

As a result of the Stock Split and the repurchase of the resulting fractional shares from holders of fewer than 10,000 Shares, we expect to have approximately 211 record holders of Shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Stock Split is completed, we intend to file with the SEC a Form 15 to deregister the Shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of Shares in excess of 300.

It is anticipated that Shares will be quoted in the Pink Sheets following the Stock Split. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for securities. The Pink Sheets categorizes all securities trading over-the-counter into easily identifiable tiers. After the Stock Split, the Company intends for the Shares to be quoted in the Pink Sheets current information tier. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies.  Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely.

Although we anticipate that a broker-dealer will quote our shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Stock Split. If a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

Reduced Costs and Expenses.  We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us pursuant to the Exchange Act as a public reporting company. As described below, these costs include, among other things, management’s time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. For smaller publicly traded companies, such as the Company, these costs represent a larger portion of our revenues than for larger public companies.

Over the years, we have incurred costs, which are expected to increase, as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, public company expenses have increased significantly and are expected to continue to do so.  Currently, the Sarbanes-Oxley Act requires public companies to include a report by management on the company’s internal control over financial reporting. The Sarbanes-Oxley Act also requires a public company’s auditor to complete an attestation report regarding the effectiveness of the company’s internal control over financial reporting.

Not all of our reporting costs will be eliminated by deregistration, however. We plan to publicly post our annual and quarterly financial statements. We will only be required to do so to the extent our shares trade on the Pink Sheets [current] information tier, and we may, in the future, decide not to do so. If provided, these statements will not be as detailed or as extensive as those required of a public reporting company.

The Board of Directors believes that by deregistering our shares and suspending the Company’s periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $300,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations. These estimated cost savings are described in greater detail below.

Expense Type	Amount
Auditor fees	$100,000
Administrative and personnel expense	50,000
Controls reviews	50,000
Insurance	15,000
Investor stock transfers and mailings	20,000
Investor relations expenses	10,000
Legal fees	400,000
SEC document preparation and filing fees	15,000

Total cost savings	$300,000

These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; (vii) the audit savings and internal personnel savings due to the Company not being subject to the public company provisions of the Exchange  Act; (viii) the savings in fees charged by the Transfer Agent that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent; and (ix) a reduction in direct miscellaneous clerical and other expenses.

The annual cost savings set forth above is only an estimate. The actual savings we realize from going private may be higher or lower than this estimate. The estimate is based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim review services and annual 10-K filings. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

Management Time and Expense.  Another reason for the Stock Split is that it will reduce the management time and expense of complying with public company requirements. These opportunity costs are not included in the direct costs described above. The Board of Directors believes that ceasing to be a public reporting company would provide more time for management to focus on the Company’s long-term growth and increasing the operational flexibility of the Company without the burden of SEC reporting requirements and other aspects of being a public company.

Effects of the Stock Split

The primary effect of the Stock Split will be to reduce the number of record holders of Shares to below 300 persons and to deregister our shares with the SEC under the Exchange Act.

Subject to the approval of the Stock Split, immediately after giving effect to such Stock Split, our authorized capital will be 500,000 shares of common stock, par value $0.0001 per share. Discussed below are some additional effects of the Stock Split on certain persons or groups.

Effects on Cashed-Out Holders.  Upon completion of the Stock Split, Cashed-Out Holders (i.e., holders of fewer than 10,000 Shares immediately before the Stock Split):

•	Will have their Shares cancelled in exchange for the Cash-Out Price instead of selling their shares at a time and for a price of their choosing;

•	Will receive cash, in a taxable transaction, equal to $0.015 for each Share held immediately before the Stock Split;

•	Will not pay brokerage commissions or other transaction fees; and

•
Will no longer be a stockholder of the Company and will not have the opportunity to participate in the potential appreciation in the value of Shares unless they buy additional shares on the open market.

Cashed-Out Holders do not have appraisal or dissenters rights under Delaware Law or under the Company’s Certificate.

For a discussion of the federal income tax consequences of the Stock Split, please see the section of this Information Statement entitled “Stock Split Proposal — Material United States Federal Income Tax Consequences.”

The Company intends to treat stockholders holding its common stock in street name in the same manner as record holders. Prior to the Effective Date, the Company will conduct an inquiry of all brokers, banks and other nominees that hold shares of the Company common stock in street name, ask them to provide information on how many shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. As a result, a stockholder holding a total of 10,000 or more shares of common stock may nevertheless have those shares cashed out if the stockholder holds a combination of street name shares and shares of record, or holds shares in multiple brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Stock Split, you should consolidate your holdings into one brokerage account or record holder position prior to the Effective Date.

If you are a Cashed-Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Stock Split is completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Exchange Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Exchange Agent, along with a completed and executed copy of the letter of transmittal. DO NOT SEND IN YOUR SHARE CERTIFICATE(S). PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE (S) TO THE EXCHANGE AGENT.

Effects on Continuing Holders.  If the Stock Split is completed, Continuing Holders (i.e., holders of 10,000 or more Shares immediately before the Stock Split):

•	Will hold exactly the same number of Shares held immediately before the Stock Split;

•	Will likely experience a further reduction in liquidity of Shares and a possible decline in the price at which they may sell Shares;

•	Will experience a nominal increase in their respective ownership percentages of Shares; and

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Will have less access to information about the Company’s operations and financial results than is currently available to the general public, although the Company plans to continue to provide certain information to stockholders.

The Company may or may not provide investors with information they request that we are not required by law to provide. The Stock Split will not affect the right of the Continuing Holders under Delaware Law to obtain certain information from the Company. Under Delaware Law, there is a right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a stockholder.

Shares are currently quoted on the OTC Bulletin Board. After the Stock Split, the Company intends to have the Shares quoted in the Pink Sheets in the current information tier.  This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies.  Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, although the Company anticipates that a broker-dealer will quote its shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in Shares after the Stock Split.

Effects on the Company Share Certificates.  For Cashed-Out Holders, the Share Certificates after the Stock Split will represent the right to receive $0.015 for each Share being repurchased.  DO NOT SEND YOUR SHARE CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND HAVE FOLLOWED THE INSTRUCTIONS IN THAT LETTER.

Effects on the Company.  Although we will no longer be a public reporting company and will therefore no longer be subject to the provisions of the Exchange Act, we expect our business and operations to continue in substantially the same manner as they are presently conducted. The executive officers and directors of the Company will not change due to the Stock Split. The Company expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its business operations. Other than as described in this Information Statement, neither the Company nor its management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of the Company’s assets; change the composition of the Board of Directors or management of the Company; change materially the Company’s indebtedness or capitalization; or otherwise effect any material change in the Company’s corporate structure or business.

Effects on Rights of Shares.  There will be no changes with respect to voting, liquidation or other rights associated with the Shares.

Effects on the Company’s Executive Officers, Directors and Affiliates.  Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company. In addition to the effects of the Stock Split on stockholders generally, if we complete the Stock Split and deregister, the Company’s insiders will no longer be required to comply with these requirements. The deregistration would also limit the ability of our affiliates (including executive officers, directors, and 10% stockholders) to dispose of their Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, once the Form 15 is filed with the SEC and the Company’s shares are deregistered, the Company will no longer be subject to the periodic reporting requirements or the proxy rules under the Exchange Act. As such, information about our directors’ and officers’ compensation and share ownership may no longer be publicly available.

As is more thoroughly discussed under the heading “Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Stock Split, our executive officers and directors will own approximately 8% of the then outstanding Shares, as compared to approximately 8% of the common shares outstanding immediately prior to the Stock Split.

Alternatives to the Stock Split

In making its determination to proceed with the Stock Split, the Board of Directors considered the feasibility of the alternative transactions described below. The Board of Directors did not investigate the potential costs of the transactions listed below because it determined that they either had little likelihood of sufficiently reducing the number of the Company’s stockholders or had other features, such as triggering dissenters’ rights, which could possibly add to the expense and the uncertainty of the transaction.

Issuer Tender Offer.  The Board of Directors considered the feasibility of an issuer tender offer to repurchase Shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough Shares would be tendered to sufficiently reduce the number of the Company’s stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to reduce the number of record holders of Shares enough (i.e., below the 300 stockholder level) to permit us to deregister the Shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister. In addition, a tender offer would require significantly more cash than a Stock Split. As a result of these disadvantages, the Board of Directors determined not to pursue this alternative.

Reorganization Through A Cash-Out Merger.  The alternative available to the Board of Directors which was most similar to the Stock Split was coordinating a cash-out merger. In order to effect a cash-out merger, the Company’s insiders (management and large stockholders) would contribute their shares in the Company to form an acquisition entity which would merge into the Company. As a result of the merger, the shares of the Company’s common stock (other than shares owned by the Company’s insiders) would be converted into the right to receive cash. The Board of Directors concluded that the Stock Split was a better alternative since it (i) requires significantly less cash, (ii) allows unaffiliated holders of more than 10,000 Shares the opportunity to remain stockholders in the Company, (iii) does not require the formation of a new entity, (iv) allows the Company to avoid the regulatory issues and approvals associated with the merger of the Company into another corporation, and (v) does not trigger dissenters’ rights as a cash out merger would.

Maintaining the Status Quo.  The Board of Directors considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management’s focus on managing the Company’s business and growing stockholder value. The Board of Directors believes that maintaining the status quo is not in the best interests of the Company and its stockholders and rejected this alternative.

Fairness of the Stock Split

The Board of Directors believes that the Stock Split is fair to affiliated and unaffiliated stockholders, including both unaffiliated holders who are cashed out after the Stock Split and those who continue as stockholders after the Stock Split. After consideration of all aspects of the Stock Split, as described below, the Board of Directors unanimously approved the Stock Split. All three independent members of the Board of Directors approved the Stock Split. All other directors also approved the Stock Split. Except for such approvals, we are not aware that any of the Company’s executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Split.

Affiliated and unaffiliated stockholders will be treated the same in the Stock Split. The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of the Company is the number of shares held by the stockholder. Since all affiliated and unaffiliated stockholders are being treated the same, the Stock Split is not structured so that approval of a majority of unaffiliated stockholders is required. As there are no divergent interests between affiliated and unaffiliated stockholders, the Board of Directors did not believe that seeking such approval would be meaningful. In determining not to seek such approval, the Board of Directors was aware that the Majority Stockholders together own approximately 68% of the Shares outstanding and entitled to vote have voted in favor of the Stock Split. This consideration did not affect the Board’s determination that a separate vote of the unaffiliated stockholders was unnecessary.

Although all of the Company’s directors and executive officers own the Company personally or represent entities that own shares or options, the 10,000-share threshold was determined without regard to their share ownership, as the directors and executive officers will be treated identically to all other stockholders, including both the cashed out unaffiliated stockholders and the continuing unaffiliated stockholders, in the Stock Split and will receive the same cash-in-lieu payment for fractional shares.  In addition, only 0.2% of the outstanding Shares will be cashed out and the ownership stake of the affiliated stockholders will not change materially following the Stock Split.

Additionally, the Board of Directors chose to not retain an independent third party or entity to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Split or preparing a report covering the fairness of the Stock Split nor has the Board of Directors chosen to provide unaffiliated stockholders with independent counsel with respect to the fairness of the Stock Split. We have not made any provision in connection with the Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board of Directors views (i) the need to obtain the affirmative vote of at least a majority of a quorum of stockholders, and (ii) the fact that the unaffiliated stockholders and the affiliated stockholders are treated the same from a financial perspective as affording adequate procedural safeguards to unaffiliated stockholders without the additional expense of multiple financial or legal advisors. With respect to unaffiliated stockholders’ access to our corporate files, the Board of Directors determined that this Information Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Split. The Board of Directors also considered the fact that under Delaware Law, subject to certain conditions, stockholders have the right to review our relevant books and records.

In analyzing the entirety of the Stock Split, the Board of Directors determined that $0.015 per share represented fair consideration to the unaffiliated Cashed-Out Holders. The Board of Directors also determined that $0.015, although fair to unaffiliated Cashed-Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. In reaching this determination, the Board of Directors concluded that any of the premiums quantified below in “Market Prices and Liquidity” are justified because Cashed-Out Holders will forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Split. At the same time, the Board of Directors determined that no premium indicated above is so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private. Finally, the Stock Split also provides unaffiliated Cashed-Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Consequently, based on the valuation and historical prices described below, the Board of Directors concluded that a Cash-Out Price of $0.015 per share would be fair to unaffiliated Cashed-Out Holders and unaffiliated Continuing Holders.

Other than the deliberations of the Board of Directors, no “negotiations” regarding the Stock Split occurred, and the Board of Directors decided the method to be used and the split ratio based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300 persons.

In determining the fairness of the Stock Split, the Board of Directors considered the factors discussed below. The Board of Directors believes that the Stock Split is substantively fair to the Company’s stockholders, including both unaffiliated stockholders who will be cashed out and unaffiliated stockholders who will continue as stockholders, in light of these factors. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the significant cost and time savings the Company is expected to realize from deregistration of its shares and the opportunity for unaffiliated holders of Shares to sell their shares at a premium, without brokerage fees or commissions.

Significant Cost and Time Savings.  By deregistering the Shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $300,000, which includes savings from the personnel expense relating to time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled “Special Factors — Purpose of and Reasons for the Stock Split” for more information about these cost savings.

Market Prices and Liquidity.  The Cash-Out Price of $0.015 per Share represents (i) a premium of 100% over the average closing price of Shares over the 12-month period prior to and including January 31, 2010, which was $.007 per share and (ii) a premium of 100% over the average closing price of Shares over the 3-month period prior to and including January 31, 2010, which was $.007 per share.  The Board of Directors determined that $0.015 per share be established as the Cash-Out Price. The Board of Directors took into consideration that, historically, the market for Shares has not been very liquid.

Net Book Value.  Net book value is based upon the historical cost of a company’s assets and ignores the value of a company as a going concern. As set forth in the section of this Information Statement entitled “Financial Information — Summary Historical Financial Information,” our book value per outstanding common share as of September 30, 2009, was $(0.016).

Liquidation Value.  The Board made a determination that the assets of the Company would be worth far more in a reorganization than in a liquidation process, which in all likelihood would result in no value for the holders of Shares.

Equal Treatment of Affiliated and Unaffiliated Holders of Shares.  The Stock Split will not affect holders of Shares differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be a Cashed-Out Holder or Continuing Holder as a result of the Stock Split is the number of Shares held by the stockholder immediately prior to the Stock Split. Please see the section entitled “Stock Split Proposal — Summary and Structure” for more information.

Potential Ability to Control Decision to Remain a Holder of or Liquidate the Company’s Shares.  Current holders of fewer than 10,000 shares can remain stockholders of the Company by acquiring additional shares so that they own at least 10,000 shares immediately before the Stock Split. Conversely, stockholders that own 10,000 or more shares and desire to liquidate their shares in connection with the Stock Split (at the price offered by the Company) can reduce their holdings to fewer than 10,000 shares by selling shares prior to the Stock Split. It should be noted that as there is a limited trading market for the Company’s common stock on the OTC Bulletin Board, a stockholder seeking to either increase or decrease holdings prior to the Effective Date may not be able to do so. Due to these concerns, the Board of Directors did not place undue influence on this factor.

Minimum Effect on Voting Power.  The Stock Split will have minimum effect on the voting power of the Company’s stockholders. The Shares are the only voting shares of the Company and will continue to be the only voting shares after the Stock Split. The voting and other rights of Shares will not be affected by the Stock Split. The only effect of the Stock Split on the Company’s voting power will be a small change in the overall ownership percentage of the Continuing Holders.

The Company currently has 226,546,613 common shares issued and outstanding. Of this amount, the Company expects to repurchase an estimated 500,000 common shares in connection with the Stock Split, which represents approximately 0.2% of the Company’s current number of outstanding shares. As a result, the ownership percentage of each common share held by a Continuing Holder will increase nominally, and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby.

No Material Change in Ownership Percentage of Executive Officers and Directors.  Since only an estimated 0.2% out of 226,546,613 issued and outstanding Shares will be eliminated as a result of the Stock Split, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Split. For example, the executive officers and directors of the Company currently own approximately 8% of the outstanding Shares, and will own approximately 8% of the outstanding Shares following the Stock Split. Please see the section entitled “Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon.”

Reduced Expenses from Administering Small Accounts.  The Stock Split will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 232 record stockholders that held fewer than 10,000 shares. These stockholders hold approximately 500,000 shares, or 0.2%, of our outstanding shares but represent approximately 68% of our total number of record holders.

Other Factors.  Although potentially relevant to a determination of fairness of the Stock Split, the factors listed below are, for the reasons given, not applicable to the Company, and were not considered by the Board of Directors for this reason.

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Firm Offers.  No firm offers to purchase the Company have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase the Company and the Board of Directors did not seek out any such offers. The Board of Directors believes that a sale of the Company is not in our best interests or the best interests of our stockholders, customers, employees or community at this time.

•	Securities Purchases. There have not been any purchases of our shares during the past two calendar years that would enable the holder to exercise control of the Company.

In summary, the Board of Directors determined that the steps not taken as discussed above would be costly and would not provide any meaningful additional benefits, and were not necessary to ensure the fairness of the Stock Split. The Board of Directors did not engage any independent party or valuation firm to evaluate the fairness of the Stock Split or opine on whether the Cash-Out Price to be paid to the Cashed-Out Holders and Continuing Holders was fair to the holders of the Company’s common stock.

Source of Funds and Expenses

It is expected that the entire $50,000 estimated to be necessary to pay the Cash-Out Price to the Cashed-Out Holders and Continuing Holders will come from current cash. In addition to the Cash-Out Price described above, the Company will also pay all of the expenses related to the Stock Split.

Conclusion

The Board of Directors believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Split is fair to all the Company stockholders, including the Cashed-Out Holders and Continuing Holders.

STOCK SPLIT PROPOSAL

General

VillageEDOCS, Inc. is a global outsource provider of business process solutions that simplify, facilitate and enhance critical business processes.  Our mission is to provide solutions that facilitate the movement of business critical information between business enterprises and their trading partners.  Our strategy is to further develop innovative solutions to existing services to expand our ability to benefit our enterprise clients and increase the breadth and size of the markets we satisfy today.  Our acquisition growth strategy is focused on acquiring intellectual and technology assets that continue to accelerate the expansion of our client solutions.

Clients use our Software as a Service (“SaaS”) hosted services and customer premise solutions for a spectrum of business-critical communications and business processes, including just-in-time manufacturing, receivables, invoice delivery, securities filings, insurance and healthcare transactions, electronic document management, document capture and automation, utility and tax billing, electronic payment capture, general ledger, marketing campaigns, and printing of documents and other applications.

Our target markets include financial services, healthcare, manufacturing, and local government, and we served approximately 600 active clients, including approximately 23,000 individual users, as of  December 31, 2009.  We have a multi-channel sales approach, selling directly to clients through our telesales and field sales and tele-marketing professionals and indirectly through strategic partners.

Between February 2004 and November 2009, we operated Tailored Business Systems, Inc., a municipal government software and printing services business that we discontinued and sold effective December 4, 2009.

We are incorporated in the State of Delaware and have been in business since 1995.  Our corporate headquarters are located at 1401 N. Tustin Road, Suite #230, Santa Ana, CA  92705, and our telephone number is (714) 734-1030.  As of February 28, 2009, we had 57 employees, and we service clients in the United States and several countries throughout the world.

Industry Background

A business enterprise's success is dependent upon the ability to communicate with an ever-expanding number of prospects, clients and trading partners.  Business enterprises are challenged to support an increasing number of communication methods while required to meet more stringent compliance and regulation.  Today's global competition and markets effectively require business enterprises to have increased speed of communication, accuracy, security management, and control of business processes.

Business enterprises are increasingly outsourcing their inter-enterprise business processes to services like ours.  We offer a wide spectrum of business process solutions, a scalable platform and proven expertise.

Business Services

We market a complete set of business communications services and solutions that enable business enterprise clients to increase competitiveness and efficiency through the automation of labor- and paper-intensive business processes and solutions that capture client data, shape it into useful information, and deliver it through efficient and secure channels to and from trading partners and their constituents.  We believe that our communications technologies-based services improve and enhance data delivery and critical business communications for national and global enterprises.  We believe our hosted SaaS solutions enable organizations to pay as they utilize services, outsourcing the friction points of business document processing, communications, and messaging, while retaining control of business information, processes, and services.  Examples of the information we move for our clients include medical reports, orders, invoices, employment verifications, and insurance documents.  We employ a hosted application model that provides low operational cost, high ratio of recurring to non-recurring revenue, and the ability to introduce new service offerings rapidly.

Operating Segments

We conduct our business through three wholly-owned subsidiaries.  Decision Management Company, Inc. dba Questys Solutions (“QSI”, “Questys”) operates our electronic content management and workflow solutions business. GoSolutions, Inc. (“GoSolutions”, “GSI”), operates our enhanced voice and data communications services.  MessageVision, Inc. ("MessageVision," "MVI") operates our Internet-based document delivery services.

Questys Solutions – Electronic Content Management and Workflow

Questys, which we acquired in August 2008, provides document management, archiving, and workflow solutions.

Established in 1981 and headquartered in Santa Ana, California from the date of acquisition, Questys offers products and services for the provision of enterprise-class electronic document management solutions that include content management, document imaging and capture, electronic forms, business process workflow, records management and archiving modules.

Questys solutions are designed to allow commercial and government clients to take control of the administration and monitoring of document life cycle stages (Capture, Create, Classify, Share & Protect, Retain, Archive and Destroy) of critical business documents and records. We believe that improved access to information helps increase process efficiencies and greater governance, risk management, and compliance for our customers.

Solutions are delivered in both an on-premise model and a SaaS model that delivers document and content management and workflow solutions in a completely web-based environment.  The SaaS hosted model eliminates software installations, hardware maintenance and prolonged costs associated with technology and infrastructure change.

The Questys SaaS and product offerings are as follows:

•	Document Management and Content Management to scan paper documents, import electronic files and email, perform OCR, edit, and store information in electronic format for secure storage and retrieval;

•	Workflow to simplify the process of bringing tasks, employees, and records together to improve efficiency;

•	Document Capture to intuitively recognize patterns of text in documents that eliminate the errors, time and cost that come with manual data entry and filing; and

•
Legislative Agenda Management to automate the municipal government agenda process by creating staff reports, agendas and packets and facilitating real-time roll-call, vote tabulation and meeting minutes.

GoSolutions – Enhanced Voice and Data Communications Services

GoSolutions, which we acquired in May 2006, offers next generation communications services to enterprise customers through its hosted suite of enhanced telephony applications.  GoSolutions develops, licenses and delivers technology to address the expanding needs of the telecommunications market.

GSI has two wholly-owned subsidiaries: Go Solo Technologies, Inc. and GoSolutions Canada, Inc., which has no significant operations.

GSI offers a portfolio of progressive, Telco-grade calling services including basic voicemail, enhanced voicemail (which includes speech navigation and Web/phone message access), unified communications, audio and Web conferencing solutions.  All GSI’s applications can be bundled with traditional voice and data products to provide the enhanced features found with VoIP offerings. GSI has created a voicemail platform that enables companies to start out with the basics and add enhanced features as they grow.  In addition to the features of GoSolutions’ Basic Voicemail, GoSolutions' Enhanced Voicemail solution offers subscribers a virtual attendant with Find Me call routing capable of ringing up to 9 numbers.  Privacy features allow callers to hear who's calling and either accept the call or transfer the caller to voicemail.  A Web interface is available to check messages online. Enhanced Voicemail subscribers enjoy an enhanced professional image and the confidence of never missing another call or potential opportunity. Enhanced Voicemail is offered with a generic brand. Private branding and custom branding options are also available.

GSI's flagship product, Unified Communications, is a communications suite that enables subscribers to have a unified inbox.  All voice, fax, and email messages are centrally located and accessible via the phone or the Web.  Users receive all their messages by consolidating them into the most widely used email application available, MS Outlook. In addition, users can use GSI’s speech recognition system to send and receive voicemail and email over the phone.  GSI has combined flexible technology in conjunction with a custom IVR application to deliver a corporate directory product.  Proprietary speech recognition technology directs a caller to a main line to access other sub accounts (users or departments) by name. Out of office attendant is included with this solution.  GSI offers both audio and Web conferencing services.  A custom-branding option is available.  We intend to use GSI’s service platform to deliver new services obtained through future development or acquisitions.

MessageVision - Electronic Document Delivery Services

MessageVision is a California corporation formed in 2004 to operate the historical business of VillageEDOCS, an Internet-based electronic document delivery service.

We believe that MessageVision provides superior flexibility, availability, reliability, scalability, and security to enterprises.  Virtually all industry segments produce documents that require extreme attention to content, format, security, and accuracy prior to delivery to the recipient.  One feature that MVI's service provides is the ability for a user to send an electronic fax document to an individual or to a broadcast list of thousands through a web browser, e-mail package, Microsoft Windows-based application, Enterprise Resource Planning or Customer Relationship Management system, or a proprietary corporate information system.   In addition, MVI provides "inbound" fax services that enable our clients to receive fax documents electronically. Once received electronically, documents may be stored digitally, printed, forwarded, sent to a fax machine, deleted with a single click, or annotated using popular desktop software.  The service also fulfills the reliability and capacity considerations normally applied to production applications.  When a fax is received by the service, it can be sent directly to an individual's email, central administrator for further distribution, or to back office applications for processing.  Users are assigned a personal toll or toll-free number.

Another example of MVI's service is the ability to capture information from any predefined output format, standard interface, data stream (i.e., API, Barcode, Print, Spool, Control File, etc.) or directly from the actual document.

Our integration tools automatically extract data values to automate business processes such as creating and distributing forms, addressing and re-routing faxes and email transmissions, and archiving data for immediate retrieval.

We use proprietary, internally-developed document processing and transmission systems to create and send or receive documents for our clients.  We provide easy to deploy Internet-based fax services that integrate with existing Internet-connected systems within companies where invoices, statements, purchase orders, ticket confirmations, and other key documents originate. A typical application is characterized by the need to deliver time sensitive, personalized documents to a disparate group of recipients in multiple formats and delivery methods.  Our services are designed for use by a wide range of industries and enterprise sizes using such diverse platforms as Microsoft Windows XP, UNIX, and IBM iSeries (AS/400). Our clients currently include financial services companies, healthcare companies, manufacturing companies, E-commerce providers, application service providers, food service corporations, value added resellers, weather reporting services, public relations firms, and direct marketing organizations.   Businesses using Oracle and SAP environments, among others, can use our service to become fax-enabled without traditional capital expenditures and ongoing maintenance costs.  We offer our clients the flexibility to send Microsoft Office, IBM PCL, Adobe PDF, next-generation HTML, and other types of documents through our Internet fax service.  In addition, our service is compatible with virtually any foreign language including character-based Pacific Rim, Middle and Far Eastern languages.  In addition, we offer our clients robust activity reporting and job control functions that are not offered by many of our competitors.  We offer workflow, archiving and document management solutions that provide electronic document presentation functions that enable our clients to automatically generate and deliver presentation-quality documents from enterprise systems such as ERP, CRM, and E-Commerce and to populate a database with data from a document that has either been scanned or received as a fax.

MVI charges our clients a fee primarily based upon either the number of pages delivered and received, or upon the number of minutes expended, for the delivery or receipt of our clients' documents during the month.  In some cases, we charge one-time and annual perpetuation fees for custom-developed client solutions.  Our net revenues are impacted by the number of effective business days in any period.

Products and Services Development

Our financial model is focused upon growth of recurring revenue streams from our SaaS solutions and software support services.  While we also sell software that is deployed at our customer’s sites, we believe that the historical predictability of the revenues and resulting operating cash flows we achieve from recurring sources are desirable in that they allow us to operate with a reasonable degree of financial leverage.

The Company actively and continually engages in development of additional products and services to offer to our existing and potential new clients.

Our ability to sustain our development activities is dependent upon the availability of sufficient funds from operations or other sources such as proceeds received by the Company from the sale of common stock, bank lines of credit or other credit facilities.

Competition

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company's subsidiaries. Our solutions compete primarily against traditional fax machine and fax server manufacturers, and providers of electronic document management software and services.  These competitors are generally larger, well established companies, including Captaris, Inc., a subsidiary of Open Text Corporation, Premiere GlobalServices, Inc., Easylink Services Corporation, Epicor Software, and EMC’s Documentum subsidiary, among others. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees and distribution partners.  In addition, our clients may be able to replace several of the services we offer with internally developed or managed products.  We believe that the principal competitive factors common to our businesses include financial stability, pricing, reputation for reliability and security of service, effectiveness of customer support, service and software ease-of-use, customized design, scalability of service, product performance, price, product knowledge, timely delivery, and product maintenance.  We believe that GSI and MVI can compete effectively because we offer our clients certain capabilities that much of the competition does not offer, such as ease of deployment, custom integration, private-labeling, intelligent document routing, enhanced delivery tracking, time-released training messaging, integrated distribution lists, call transfer functionality, and electronic document presentation.  We believe QSI can compete effectively because we provide affordable and reliable full-service solutions that are suitable to the needs of local governments and small to medium sized enterprises.  However, there can be no assurance that our competitors will not develop and market similar products and services that are equal or superior to ours, or that achieve greater market acceptance than our offerings.

Marketing

We market our services to a broad spectrum of prospective customers including independent agents, small to medium-sized businesses and large enterprises and government organizations. Our marketing efforts include enhancing brand awareness, search engines, and selected trade shows.  Currently, we have five primary methods to generate leads and new revenue from our products and services: (i) selling direct through our web sites; (ii) attracting business subscribers through various search engines; (iii) promoting our solutions to small to mid-sized businesses through our web sites targeting corporate, enterprise and governmental customers; (iv) selling our solutions to small to medium sized enterprises and governmental organizations through our direct sales force and tradeshows; and (v) offering additional services to our existing customers. We are seeking opportunities to extend the number of distribution channels to acquire paying customers.

In addition to growing our business organically, we have used acquisitions to grow our customer base, enhance our technology and acquire skilled personnel.

Outlook and Strategy

We believe there is a growing need for better ways to deliver, process, archive and manage electronic records for regulatory compliance and legal reasons and for intelligent access in support of day-to-day business operations.  One example is Electronic discovery (“eDiscovery”), a component of legal discovery involving information that is converted into digital data or collected and processed in that form. In addition many industries, such as healthcare and financial services, face increasing governmental regulation mandating the way that electronic records are managed.

We intend to continue our focus on obtaining growth from higher margin products and services at Questys, GSI, and MVI, as well as growth from acquisitions of companies that consistently generate net income and positive cash flows.  We believe that this strategy offers the best opportunity for us to continue to generate positive cash flows from operations and to achieve net income on a consistent basis.

During 2009, we pursued a strategy of preparing VillageEDOCS for significant growth.  One area that we focused on was a significant reduction in general and administrative expenses, including management staff, and increasing expenditures for the sales and marketing team so that sufficient resources would be in place to drive our planned growth.  Our strategy for 2010 is to direct capital toward increasing sales and marketing while holding down costs for general and administrative as well as product and technology expenses.

Government Regulation

Our offerings relate principally to hosted SaaS solutions that involve the use of the Internet and telecommunications infrastructure. Accordingly, we are subject to legal and regulatory developments affecting either Internet or telecommunications services in general. Due to the increasing popularity and use of the Internet, a number of laws and regulations have been adopted at the international, federal, state and local levels with respect to the Internet. Many of these laws cover issues such as privacy, freedom of expression, pricing, on-line products and services, taxation, advertising, intellectual property, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state, local and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business related to the Internet and telecommunications, addressing issues such as privacy, data protection, freedom of expression, indecency, obscenity, defamation, libel, pricing, online products and services, taxation, content, advertising, copyrights and other intellectual property, information security and technological convergence. We face risks from proposed legislation or new interpretations of existing legislation that could occur in the future.

We provide our services through data transmissions over public telephone lines and other facilities provided by telecommunications companies (“carriers”). These transmissions and carriers are subject to regulation by the U.S. Federal Communications Commission (“FCC”), state public utility commissions and foreign governmental authorities. However, as an Internet messaging services provider, we generally are not subject to direct regulation by any governmental agency in the U.S., other than regulations applicable to businesses generally. This is not the case in some international locations. Nevertheless, as Internet services and telecommunications services converge or the services we offer expand, we may face increased domestic or foreign regulation of our business in areas such as delivery of broadband services, inter-carrier compensation and continued regulation of competition.

The FCC is authorized to take enforcement action against companies that send so-called “junk faxes” and has held certain fax broadcasters liable for violating the Telephone Consumer Protection Act of 1991 (“TCPA”), the Junk Fax Prevention Act of 2005 (“Junk Fax Act”) and related FCC rules. Under certain circumstances, individuals may also have a private cause of action for violations and seek to recover monetary damages. It is our belief that businesses that merely transmit facsimile messages on behalf of others may be found liable if they have a high degree of involvement in transmitting junk faxes or have actual notice of illegal junk fax transmissions and have failed to take steps to prevent such transmissions. We take reasonable measures to ensure that our services are not used to transmit unsolicited faxes and we do not believe that we have a high degree of involvement or notice of the use of MVI’s services to broadcast illegal junk faxes. However, we also believe that fax transmitters may not be exempt from liability in an absolute sense under the rules, we believe it is possible that we could face FCC inquiry and enforcement, civil litigation or private causes of action, which could result in financial penalties that would likely cause material adverse effects to our operations.

Future developments in laws that govern online activities might inhibit the growth of the Internet, impose taxes, mandate costly technical requirements, create uncertainty in the market or otherwise have an adverse effect on the Internet. There is also substantial uncertainty as to the applicability to the Internet of laws governing issues such as property ownership, fraud, tort, copyrights and other intellectual property issues, taxation, defamation, obscenity and privacy, none of which contemplated the existence of the Internet. These developments could, in turn, have a material adverse effect on our business, prospects, financial condition and results of operations.

Research and Development

The markets for our services are evolving rapidly, requiring ongoing expenditures for research and development and timely introduction of new services and service enhancements. Our future success will depend, in part, on our ability to enhance our current services, to respond effectively to technological changes, to sell additional services to our existing customer base and to introduce new services and technologies that address the growing needs of our target markets and existing clients.

Employees

As of December 31, 2009, VillageEDOCS, Inc. had five full-time employees, three of whom are executive officers.  Questys had sixteen full-time employees.  These employees include four engaged in sales and marketing, five in customer service, four in product development, and three in implementation services.  GoSolutions had twenty eight full-time employees.  These employees include three engaged in sales and marketing, nine in customer service, three in product development, nine in engineering and operations, and four in administration.  MessageVision had eight full-time employees. These employees include one engaged in sales and marketing, five in engineering and operations, and two in administration.

Description of Capital Stock

          The following description of our capital stock and provisions of its articles of incorporation and bylaws, each as amended, is only a summary.  Effective September 7, 2007, our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 and 48,000,000 shares of Series A Preferred Stock, par value $0.001. As of December 31, 2009, there were 226,546,613 shares of common stock and no shares of Series A Preferred Stock, issued and outstanding.

Common Stock

          Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds.  Upon VEDO liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock may become subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

We created a class of preferred stock, referred to as our Series A Preferred Stock, to fulfill our obligation to Barron Partners, LP ("Barron"). Our Series A Preferred Stock had no voting rights and was not entitled to dividends. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock were entitled to receive out of the assets of the Company an amount equal to $0.05 per share before any distribution or payment were made to the holders of our common stock. Each share of Series A Preferred Stock was convertible into one share of our common stock, provided, however, that the Company was not permitted to effect any conversion of the Series A Preferred Stock, and the holder did not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. If we, at any time while the Series A Preferred Stock was outstanding: (A) had paid a stock dividend or otherwise made a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (B) had subdivided outstanding shares of common stock into a larger number of shares, (C) had combined outstanding shares of common stock into a smaller number of shares, or (D) had issued by reclassification of shares of the common stock any shares of capital stock of the Company, then the conversion value was to have been multiplied by a fraction of which the numerator was to have been the number of shares of common stock outstanding before such event and of which the denominator was to have been the number of shares of common stock outstanding after such event.

On December 15, 2009, C. Alan Williams purchased all 33,500,000 shares of our Series A Preferred Stock from Barron Partners, LP in a private transaction.

Effective December 23, 2009, C. Alan Williams converted all 33,500,000 shares of our Series A Preferred Stock into 33,500,000 shares of our common stock.  Accordingly, after this conversion, the Company had no shares of its Series A Preferred Stock outstanding.

Background of the Stock Split

Shares are currently quoted on the OTC Bulletin Board.  Since inception of trading in January 2002, the market for Shares has not been very liquid and has been continuously characterized by extremely low average trading volume.

Management has from time to time updated the Board of Directors on the current and anticipated costs relating to public company status, SEC reporting and Sarbanes-Oxley compliance, which have exceeded $300,000 annually.

In the face of the continuing negative economic climate faced by public companies generally, and faced by the Company in particular, the Board of Directors established the Special Committee, a special committee of the Board consisting entirely of independent directors, by resolution of the Board of Directors at a meeting on February 3, 2010.  After careful analysis and deliberation in light of current recession related economic conditions, the Special Committee determined that the Company  has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced stockholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to the Company’s shares, the low market price of the Company’s shares, and continued downward pressure on the price of the Company’s shares.  The Special Committee, after a thorough analyses of the Company’s operating cost structure, determined that the costs involved in remaining public, which were approximately $300,000 in fiscal 2009, and are projected to be approximately the same in fiscal 2010, have not benefited the stockholders, and that the stockholders will not in the foreseeable future benefit from public company status.  As a result, the Strategic Alternative Committee recommended to the full Board of Directors that it consider various ways in which the Company might deregister its shares and exit the public company reporting obligations arising under the Exchange Act.

Thereafter, the Board of Directors undertook an analysis of whether the costs associated with having a publicly registered stock exceeded the benefits derived from such public registration. Following extensive consideration, the Board of Directors decided, at a meeting on February 4, 2010, that the monetary expense and the burden incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the Company’s shares.  At a meeting of the Board of Directors on February 4, 2010, after consideration of the material issues involved in a going-private transaction, consultation with counsel, as well as consideration of alternatives available to the Company to effect a going-private transaction (including but not limited to cash-out merger, a reverse stock split, and a tender offer), and after receiving  information regarding a reverse stock split, including information related to the tax consequences of such an action (including any restriction on federal net operating losses), the valuation of the Shares with respect to the determination of the Cash-Out Price, and the number of stockholders that would need to be cashed out in order to fall below the 300 stockholder threshold required for a public company to suspend its annual and quarterly filings with the SEC, the Board of Directors determined that it was in the best interests of the Company to pursue the Stock Split and to file a Schedule 13E-3 with the SEC in connection therewith.

Prior to approving the Schedule 13E-3 and this Information Statement by unanimous written consent on February 4, 2010, the Board of Directors received a detailed presentation from management concerning the elements and issues involved in a going-private transaction accomplished through a reverse stock split. The Board of Directors discussed in detail the potential benefits and costs to such a transaction. The Board of Directors also discussed the appropriate valuation of shares and the stock split ratio that would be necessary in order to achieve the desired number of stockholders. Upon examining historical trading data and other financial indicators, the Board of Directors chose $0.015 per share as it represented a substantial premium over recent average market closing prices while, in the Board of Directors’ determination, still being fair to those stockholders who would not be cashed out in a stock split. The $0.015 per share also exceeded the Company’s net book value per share and represented a premium over the potential liquidation value of the common stock. The Board of Directors agreed upon the $0.015 valuation. The Board of Directors did not engage any independent party or valuation firm to evaluate the fairness of the Stock Split or opine on whether the Cash-Out Price to be paid to the Cashed-Out Holders was fair to the holders of the Company’s common stock.

Summary and Structure

The Board of Directors has unanimously authorized the Stock Split. In the Stock Split, (i) holders of fewer than 10,000 Shares will have their shares cancelled and will receive $0.015 in cash for each Share owned immediately prior to the Stock Split, and (ii) the holdings of each stockholder holding 10,000 or more Shares immediately before the effective time of the Stock Split will remain unchanged. The Stock Split will take effect on the Effective Date (the date the Delaware Secretary of State accepts for filing our articles of amendment to our Certificate). The proposed amendments to our Certificate are attached to this Information Statement as Exhibits A-1 and A-2 and are incorporated herein by reference.

Generally, the effect of the Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Result

Stockholder A holds 9,999 Shares in a single record account and holds no other Shares.
Stockholder A’s 9,999 shares will be converted into the right to receive $149.99 in cash (9,999 x $0.015). If Stockholder A wanted to continue to be a stockholder after the Stock Split, he could purchase an additional Share far enough in advance of the Stock Split so that the purchase is complete by the Effective Date.

Stockholder B holds 9,999 Shares in a brokerage account and holds no other shares.
We intend to treat stockholders holding common stock in street name in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Stock Split for their beneficial holders. Assuming that they do so, Stockholder B will receive cash in the amount of $149.99 (9,999 x $0.015) for the 9,999 shares of common stock held prior to the Stock Split. If the bank, broker or nominee holding Stockholder B’s shares have different procedures, or do not provide us with sufficient information on Stockholder B’s holdings, then Stockholder B may or may not receive cash for his shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of the shares.

Stockholder C holds 10,001 Shares in a single record account and holds no other shares.	Stockholder C will hold 1 Share after the Stock Split. Stockholder C will also receive $0.02 in cash (1 x $0.015) in lieu of receiving a fractional share following the Stock Split.

Stockholder D holds 5,000 shares in each of two separate record accounts for a total of 10,000 Shares. Stockholder D holds no other Shares.	After the Stock Split, Stockholder D will hold no Shares. Stockholder D will receive $150.00 in cash (10,000 x $0.015) for each separate record account.

Stockholder E holds 5,000 Shares in a record account and 5,000 shares in a brokerage account. Stockholder E holds no other Shares.
Each of Stockholder E’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Stockholder E holds his shares in street name effects the Stock Split for its beneficial holders, Stockholder E will receive cash in the amount of $75.00 for the 5,000 Shares held in the brokerage account before the Stock Split (5,000 x $0.015). Stockholder E will also receive $75.00 for the 5,000 Shares held in the record account before the Stock Split (5,000 x $0.015), and thus receive a total of $150.00 for the Shares, and will no longer be a Company stockholder.

The Stock Split is considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to terminate the registration of Shares and suspend the Company’s filing and reporting obligations under the Exchange Act. In connection with the Stock Split, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Available Information”.

Description and Interest of Certain Persons in Matters to be Acted Upon

Directors and Executive Officers.

All directors and executive officers may be reached by contacting the Company, located at 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705, telephone number (714) 734-1030.

The following tables and text set forth certain information concerning members of the Board of Directors of the Company and its executive officers. All of the ages are as of the Record Date.  All of the Company’s directors and executive officers are citizens of the United States.

The following table sets forth the names and ages of the directors and executive officers of the Company and certain additional information:

Name	Age	Position

J. Thomas Zender	68	Chairman of the Board (1)

K. Mason Conner	51	Chief Executive Officer, President, Director

H. Jay Hill	68	Executive Vice President of Corporate Development, Director

Gerik M. Degner	35	Director(1)

Ricardo A. Salas	44	Director(1)

Michael A. Richard	40	Chief Financial Officer and Secretary

 (1) Indicates that the director is “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Executive officers are appointed by the Board of Directors and, subject to the terms of their employment agreements, serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The term of the current directors continues until the next annual meeting of shareholders to be held in 2009. Mr. Zender has been a director since August 1997, Mr. Hill since October 1997, Mr. Conner since October 1998, and Mr. Salas since July 2005.

K. MASON CONNER has been our Chief Executive Officer since 1999 and has served as our President since January 1, 2007. Mr. Conner joined the Company as Vice-President of Sales in 1997 and has been a Board Member since 1998, Acting Vice-President of Sales between 1998 and 2002, and President between 1998 and March 2006, and Mr. Conner is also a Director of GoSolutions, MVI, and TBS. He has 27 years in sales and business management experience, including 23 years of direct and channel sales experience in the voice and data communications products and services industry. In the early 1980's he was involved in the application of Internet Protocol technologies. In the late 1980s and early 1990s he was a principal strategist for an international initiative to transform K-12 education through the use of the Internet. He was a principal consultant with LTS for the electronic vulnerability threat assessment of the Los Angeles Airport Department after the "UnaBomber" threat. He has held sales management positions with Banyan Systems, Doelz Networks, and Timeplex. During the five years prior to joining the Company, Mr. Conner was Director of Sales at Telecom Multimedia Systems from 1996 to 1997, Vice President of Sales at Lo Tiro-Sapere from 1995 to 1996, and Vice President of Sales at Digital Network Architectures from 1991 to 1995.

GERIK M. DEGNER, CFA was nominated to join our Board of Directors in June, 2009. Since May of 2009, Mr. Degner has been a Director at Waveland Capital Group focusing on corporate finance, mergers and acquisitions and private equity services. From July 2007 to May 2009, Mr. Degner worked with Charterhouse Group, a middle market private equity group, as an Advisor responsible for transaction and business development activities. From August 2004 to July 2007, he founded and managed Synergem Venture Group, an investment banking consulting firm that worked with numerous private equity funds on strategic consolidation and special acquisition projects. From November 2002 to August 2004, Mr. Degner founded and managed Cimarron Equity Partners, a micro market private equity fund that focused on lower middle market companies. Mr. Degner’s background includes a variety of transactions including private equity placement, mergers and acquisitions, recapitalizations, growth financings and divestitures. Mr. Degner holds a B.A. in Psychology from the University of Colorado at Boulder and is a CFA Charterholder.

H. JAY HILL has been a director since 1997 and became the Executive Vice President of Corporate Development in May 2003. Mr. Hill is also a Vice President of Tailored Business Systems, Inc. and GoSolutions, Inc.  For the last 20 years, he has primarily been a senior executive in turnaround situations in information technology and telecommunication companies. From November 2000 to May 2003, Mr. Hill was CEO, President and a Director of LightPort Advisors, Inc, a private Internet service provider for the financial services market. He has held similar positions with Unitron Medical Communications, Inc. (d/b/a Moon Communications) (1999-2000) and Amnet Corporation (Netlink) (1989-1994), and has held senior sales and marketing management positions with SunCoast Environmental Controls (1996-1999), Technology Research Corporation (1994-1996), Harris Corporation, Doelz Networks, Paradyne/AT&T, and Inforex. His primary background in sales and marketing commenced with Philadelphia Electric Company and IBM. Mr. Hill currently serves on our Audit Committee and our Compensation Committee.

RICARDO A. SALAS joined the board of directors in the second quarter of 2005.  Since 2005, Mr. Salas has served Liquidmetal Technologies in various capacities, including as its President and Chief Executive Officer between December 2005 and October 2006.   From January 2000 through June 2005, Mr. Salas served as Chief Executive Officer of iLIANT Corporation, an information technology and outsourcing service firm in the health care industry, and he continues to serve as Director of MED3000 Group, inc. following its acquisition of iLIANT Corporation in May of 2006. Mr. Salas was a founder of Medical Manager Corporation and served as a Vice President between June 1999 and January 2000.  In April 1994, he founded National Medical Systems, Inc. and served as its Vice President through its merger into Medical Manager Corporation at the time of its initial public offering in February 1997.  From 1987 through 2004, he was Vice President of J. Holdsworth Capital Ltd., a private investment firm. As an officer of J. Holdsworth Capital Ltd., Mr. Salas held positions in various investments Mr. Salas received his B.A. in Economics in 1986 from Harvard University in Cambridge, Massachusetts. Mr. Salas currently serves on our Audit Committee and our Compensation Committee.

J. THOMAS ZENDER has been a director since 1997 and has been Chairman of the Board since January 2001.  He currently serves on our Audit Committee and our Compensation Committee. Mr. Zender is an information technology industry board member and executive with over 35 years management and business development experience.  He has held management positions at General Electric, Honeywell, ITT and other companies.  Mr. Zender has been an officer in three publicly held corporations, one NYSE listed company and two NASDAQ traded companies.  From 1996 through 2001, he served as an interim executive for several early stage companies, including CEO of VillageEDOCS from 1997 to 1999.  From 2001 to 2007 Mr. Zender served as president and CEO of Unity, a worldwide not-for-profit, trans-denominational spiritual support movement.  He is a member of the Forum for Corporate Directs, and has served on their board.  Mr. Zender served on the board of Peerless Systems, a NASDAQ traded company, from 2007 to 2008, and on the board of SAMSys Technologies, a Toronto Stock Exchange traded corporation, from 1996 to 2006.  He holds a Business Administration degree from Ottawa University, with focus areas of management, marketing, and information technology.

Share Ownership of Directors, Executive Officers, and Owners of 5% or More of the Shares.  The following tables show the number of Shares beneficially owned by directors, executive officers, beneficially owned by directors and executive officers as a group, and owned by persons known to the Company to beneficially own more than five percent of the outstanding Shares as of the Record Date and their respective anticipated ownership percentages after the Stock Split.

	Amount and Nature of
Name of Beneficial	Beneficial Ownership	Percent
Owner (1)	(2)	of Class (3) (4)

C. Alan Williams (5)	103,487,867	41.7

K. Mason Conner (6)	17,588,638	7.1

J. Thomas Zender (7)	2,214,499	*

Gerik M. Degner	-	*

H. Jay Hill (8)	14,528,499	5.9

Ricardo A. Salas (9)	820,000	*

Michael Richard (10)	2,504,167	1.0

GoSolutions Equity LLC (11)	26,786,840	10.8

Vojin Hadzi-Pavlovic	22,000,000	8.9

All directors, executive officers,
and significant employees as a
group (6 persons)	37,655,803	15.2

*  Less than 1%

(1)  The address of each individual is in care of the Company.

(2)  Represents sole voting and investment power unless otherwise indicated.

(3)  Based on 226,546,613 shares of the Company's common stock outstanding at January 31, 2010, plus, as to each person listed, that portion of the Company's common stock subject to outstanding options and warrants which may be exercised by such person, and as to all directors and executive officers as a group, unissued shares of the Company's common stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options or warrants within 60 days of January 31, 2010.

(4)  Excludes 31,465,401 shares reserved for issuance under outstanding options and warrants.

(5)  Includes warrants to acquire 3,000,000 shares at $0.10 per share.

(6)  Includes options to acquire 100,000 shares of common stock at $0.25 per share, options to acquire 65,674 shares at $2.50 per share, options to acquire 1,719,658 shares at $0.19 per share, options to acquire 3,500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, options to acquire 500,000 shares at $0.02 per share, and warrants to acquire 200,000 shares at $0.15 per share.

(7)  Includes options to acquire 290,000 shares of common stock at $0.02 per share, options to acquire 66,261 shares at $2.50 per share, options to acquire 918,825 shares at $0.19 per share, options to acquire 500,000 shares at $0.15 per share, and options to acquire 200,000 shares at $0.015 per share.

(8)  Includes options to acquire 65,674 shares at $2.50 per share, options to acquire 686,325 shares at $0.19 per share, options to acquire 1,500,000 shares at $0.18 per share, options to acquire 1,000,000 shares at $0.10 per share, options to acquire 500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, options to acquire 200,000 shares at $0.015 per share, and warrants to acquire 350,000 shares at $0.15 per share.

(9)  Includes options to acquire 800,000 shares of common stock at $0.18 per share.

(10)  Includes options to purchase 150,000 shares of common stock at $2.50 per share, options to purchase 387,500 shares of common stock at $0.19 per share, options to purchase 650,000 shares of common stock at $0.15 per share, and options to purchase 250,000 shares at $0.16 per share.

(11)  The members of GoSolutions Equity LLC are Daniel M. Doyle, Sr., H. Scott Seltzer, Larry C. Morgan, Shaun C. Pope, and Tom C. Lokey.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences relevant to holders of Shares subject to the Stock Split. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

This summary deals only with beneficial owners of Shares who hold such shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long-term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, real estate investment trusts, regulated investment companies, persons that hold Shares as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar or Non-U.S. holders (as defined below), except to the extent described below. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

As used herein, a “U.S. Holder,” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. INVESTORS CONSIDERING THE STOCK SPLIT SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Characterization of the Stock Split for the Company Stockholders Not Receiving Cash.  If you receive no cash as a result of the Stock Split, you will not recognize any gain or loss on the Stock Split, and you will have the same adjusted tax basis and holding period in your Shares as you had in such shares immediately prior to the Stock Split.

Characterization of the Exchange of Shares for Cash.  If you receive cash in exchange for Shares as a result of the Stock Split, this will be a taxable transaction for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, this exchange of fractional shares for cash will be treated as a “sale or exchange” of the shares if the exchange: (a) results in a “complete redemption” of the stockholder’s stock in us, (b) is “substantially disproportionate” with respect to the stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. If none of these three tests (referred to as the Section 302 tests) is met, such exchange will be treated as a distribution (which we expect to be taxable as a return of capital and capital gain, unless we have current year earnings and profits for tax purposes, in which case the distribution may be taxable as dividend) by us to the stockholder. Each of the Section 302 tests is described in more detail below.

Constructive Ownership of Stock.  In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A stockholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the stockholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder’s family or a related entity has an interest.

Treatment as a Sale or Exchange.  If any of the Section 302 tests is satisfied with respect to a stockholder, and the exchange is therefore treated as a “sale or exchange” of the Shares for United States federal income tax purposes, the stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder’s tax basis in the exchanged Shares. Gain or loss must be calculated separately with respect to each block of shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

Treatment as a Dividend.  If none of the Section 302 tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution in an amount equal to the amount of cash received by the stockholder. Because we anticipate that we will have no current year or accumulated earnings and profits for tax purposes, no amounts treated as a distribution should be taxable as a dividend. Instead, any cash received should be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. If, contrary to our expectations, we have current year earnings and profits for tax purposes, the distribution will be taxable as a dividend to the extent of our available current year earnings and profits and any cash received in excess of our available current year earnings and profits will be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. For certain U.S. individual stockholders, dividend income is currently taxed for federal income tax purposes at the same rate as net long-term capital gain. To the extent that the exchange of shares for cash in connection with the Stock Split is treated as the receipt by the stockholder of a dividend, the stockholder’s tax basis in the shares exchanged will be added to the tax basis of any shares retained by such stockholder.

Special Rules for Corporate Stockholders.  A corporate stockholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of exchanging shares for cash in connection with the Stock Split may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all stockholders will be exchanging the same proportionate interest in their shares, any amount received by a corporate stockholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the stockholder’s shares or in gain recognition.  Corporate stockholders should consult their tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Section 302 Tests.  One of the following tests must be satisfied with respect to a stockholder in order for the exchange of shares by such stockholder for cash pursuant to the Stock Split to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination.  An exchange of shares for cash in connection with the Stock Split will result in a “complete termination” of a stockholder’s interest in us if, in connection with the Stock Split, either (i) all of the shares actually and constructively owned by the stockholder are exchanged for cash, or (ii) all of the shares actually owned by the stockholder are exchanged for cash and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders in this position should consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.

•
Substantially Disproportionate.  The exchange of shares for cash in connection with the Stock Split will be “substantially disproportionate” with respect to a stockholder if, among other things, after the exchange (i.e., treating all shares exchanged for cash in connection with the Stock Split as no longer outstanding shares), (i) the stockholder’s percentage ownership of voting shares is less than 80% of the stockholder’s percentage ownership of voting shares before the exchange of shares for cash in connection with the Stock Split (i.e., treating all shares exchanged for cash in connection with the Stock Split as outstanding shares) and (ii) the stockholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the exchange. For the purpose of these percentage ownership tests, a stockholder will be considered as owning shares owned directly as well as indirectly through application of the constructive ownership rules described above.

•
Not Essentially Equivalent to a Dividend.  In order for the exchange of shares by a stockholder in connection with the Stock Split to qualify as “not essentially equivalent to a dividend” the stockholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to the offer will result in a “meaningful reduction” of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Stockholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Each stockholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Non-U.S. Holders.  The United States federal income tax rules governing Non-U.S. Holders are complex and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders. All Non-U.S. Holders should consult their own tax advisors regarding the United States federal, state and local tax consequences, including tax reporting requirements, of the exchange of shares for cash in connection with the Stock Split. As described in “Material United States Federal Income Tax Consequences — Federal Income Tax Withholding” below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder pursuant to the Stock Split unless a reduced rate of withholding or an exemption from withholding is applicable.

If a Non-U.S. Holder’s exchange of shares for cash in connection with the Stock Split is characterized as a sale or exchange, rather than as a dividend, the stockholder generally will not be subject to United States federal income tax on such exchange unless:

(i) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

(ii) the gain is effectively connected with a United States trade or business or, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the stockholder in the United States.

If exception (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If a Non-U.S. Holder is not subject to United States federal income tax, the stockholder may be entitled to a refund of the tax withheld by the depositary. Non-U.S. Holders should consult their own tax advisors regarding the possibility of obtaining a refund.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as capital gain will be determined in the manner described above (See “Material United States Federal Income Tax Consequences — Treatment as a Dividend”).

Federal Income Tax Withholding.  To prevent backup federal income tax withholding equal to 28% of the gross payments payable in connection with the exchange of shares for cash pursuant to the Stock Split, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must provide the depositary with the stockholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. If a stockholder properly certifies that such stockholder is awaiting a taxpayer identification number, 28% of any payment during the 60-day period following the date of the Substitute Form W-9 will be retained by the depositary and, if the stockholder properly furnishes his or her taxpayer identification number within that 60-day period, the depositary will remit the amount retained to such stockholder and will not withhold amounts from future payments under the backup withholding rules. If the stockholder does not properly furnish his or her taxpayer identification number within that 60-day period, the amount retained will be remitted to the IRS as backup withholding and backup withholding will apply to future payments.

The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the depositary and we determine that an exemption is available. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming a reduction in or exemption from such tax under the applicable income tax treaty provides through the third party withholding agent a properly completed IRS Form W-8BEN (or suitable successor form claiming the benefit of the applicable tax treaty). Alternatively, an exemption applies if the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or suitable successor or substitute form).

Information Reporting.  Information statements will be provided to stockholders whose shares are exchanged for cash in connection with the Stock Split and to the IRS, reporting the payment of the total purchase price (except with respect to stockholders that are exempt from the information reporting rules, such as corporations).

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware Law to holders of Shares.

Accounting Treatment

On the Effective Date of the Stock Split, the Company will pay cash to the Cashed-Out Holders. The Company anticipates accounting for the repurchased shares as authorized but unissued shares.  The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase slightly as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any material accounting consequence would arise as a result of the Stock Split.

Share Certificates

We have engaged the Exchange Agent to carry out the exchange of share certificates held by Cashed-Out Holders for cash. On the Effective Date, all share certificates evidencing ownership of Shares held by Cashed-Out Holders shall be deemed cancelled without further action by either the Cashed-Out Holders or the Company. Thereafter, such certificates, rather than representing an ownership interest in the Company, will represent only the right to receive cash in the amount of $0.015 per Share upon their surrender. The shares acquired by the Company in connection with the Stock Split will be returned to the status of authorized but unissued shares.

The Exchange Agent will furnish to you the necessary materials and instructions to surrender your Share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Exchange Agent as instructed before you can receive the cash payment or new certificate(s). DO NOT SEND YOUR CERTIFICATES TO US AND DO NOT SEND THEM TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER AND FOLLOWED THE INSTRUCTIONS THEREIN.

No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. The Company will pay all administrative expenses of the Stock Split.

Unclaimed Property Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed-Out Holders who do not return their share certificates and request payment of the Cash-Out Price following the Stock Split generally will have a period of time from the Effective Date in which to claim from the Company the cash payment to which they are entitled. States may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state. The “holding period” or the time period which must elapse before the property is deemed to be abandoned may vary by state. If we do not have an address for the holder of record of the shares, then unclaimed cash out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the Stock Split, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

Source of Funds and Expenses

Based on information we have received as of February _____, 2010 from Broadridge Corporate Issuer Services, reflecting the distribution of the accounts of our stockholders who hold shares in street name, and from our transfer agent, Computershare, as to holdings of our record holders, as well our estimates of other transaction expenses, we believe that the total cash requirement of the transaction to the Company will be approximately $95,000. This amount includes approximately $50,000 needed to pay the Cashed-Out Holders (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the transaction as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, and the number of street name shares that are actually cashed out in the transaction), and approximately $45,000 of legal, accounting, and financial advisory fees and other costs to effect the transaction as follows:

Legal Fees	$15,000
Accounting Fees	5,000
Transfer Agent Fees	5,000
Printing Costs	15,000
Miscellaneous Other	5,000
Total Expenses	$45,000

We expect that the consideration to be paid to the Cashed-Out Holders and the costs of the transaction will be paid from cash on hand.

Reservation

Although the transaction has been approved by the Majority Stockholders, stockholders have no statutory or contractual right to cause the transaction to go forward or to terminate it.  The Company reserves the right to abandon the transaction at any time before the filing of the necessary Amendment with the Delaware Secretary of State if the Board of Directors determines that abandonment would be in the best interest of the Company and its stockholders.  The Board has indicated that most likely it would only make that determination if there were a material change in the Company’s value or prospects.  The Company would disclose an abandonment of the transaction by means of a press release and Current Report on Form 8-K.

INFORMATION ABOUT THE COMPANY

Market Price of Common Stock

The Company’s shares trade on the OTC Bulletin Board (“OTCBB”), operated by the Financial Industry Regulatory Authority, Inc. (FINRA), under the ticker symbol VEDO.OB.  On the Record Date, the last reported sale price for our common stock on the OTCBB was $___ per share.

The following table reports, for the periods indicated, the high and low closing bid prices per share for our common stock as reported by Pink Sheets LLC.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction prices.

Period	High	Low

2010
First Quarter (through January 31, 2010	$0.006	$0.006

2009
First Quarter	$0.012	$0.011
Second Quarter	$0.008	$0.008
Third Quarter	$0.010	$0.010
Fourth Quarter	$0.009	$0.008

2008
First Quarter	$0.070	$0.010
Second Quarter	$0.050	$0.030
Third Quarter	$0.040	$0.020
Fourth Quarter	$0.020	$0.010

Dividends

The Company has never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Stockholders

As of the Record Date there were approximately 342 holders of record of our common stock.

Stock Purchases

The Company has not purchased any of its Shares within the past two years.

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, the Company has no plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the policy, indebtedness or capitalization of the Company (iii) any change in the present Board of Directors or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s structure or business. There is always the possibility, however, that we may enter into an arrangement or transaction that would result in the change in control of the Company in the future, including but not limited to (A) entering into a merger or acquisition transaction, (B) making a public or private offering of our shares, or (C) entering into any other arrangement, agreement or transaction we may deem advisable. We will disclose the terms of such a transaction at the appropriate time upon the advice of counsel.

FINANCIAL INFORMATION

Summary Historical Financial Information

The Company’s summary historical financial information for the years ended December 31, 2008 and 2007 and as of and for the nine months ended September 30, 2009, which should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed March 31, 2009 (the “2008 10-K”), and Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, filed November 16, 2009 (the “Q3 2009 10-Q”), is hereby incorporated by reference.

The Company’s ratio of earnings to fixed charges, computed in a manner consistent with Item 503(d) of Regulation S-K, for the two most recent fiscal years and as of September 30, 2009:

(In 000s)
	2009 (9 mo)	2008	2007
Interest expense	$123,051	$281,905	$111,561
Net operating loss + interest expense	(610,880)	(616,242)	(3,285,230)
Ratio of earnings to fixed charges	-20%	-46%	-3%

The Company’s book value, defined as total assets less liabilities and intangible assets, as of the September 30, 2009 balance sheet date, was $(2,958,769).  The Company’s book value as of December 31, 2008 balance sheet date was $(3,071,886).

[[
Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of September 30, 2009, and the unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2008 and the nine months ended September 30, 2009, show the pro forma effect of the Stock Split. The historical amounts for the fiscal year ended December 31, 2008 were derived from the Company’s financial statements that were included in the 2008 10-K and the Q3 2009 10-Q, which are hereby incorporated by reference.  The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the 2008 10-K and the Q3 2009 10-Q.

The pro forma information below gives effect of the Stock Split based on shares repurchased, non-recurring expenses incurred to effect the Stock Split. The Stock Split assumes that 500,000 shares are purchased at a price of $0.015 per share. Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Stock Split had occurred at September 30, 2009, while the pro forma consolidated statements of operations are computed as if the Stock Split had occurred at the beginning of the related periods.

The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Stock Split had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future.

VillageEDOCS, Inc. and subsidiaries
Condensed Consolidated Balance Sheets

	Unadjusted at		Adjusted at
	September 30,		September 30,
	2009	Adjustments	2009
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$324,433	$250,000	$574,433
Accounts receivable, net of allowance for doubtful
accounts of approximately $48,000 and $47,000, respectively	1,101,342	-	1,101,342
Inventories	63,815	-	63,815
Prepaid expenses and other current assets	122,474	-	122,474
Debt issuance costs, net	-	-	-
Total current assets	1,612,064	250,000	1,862,064

Property and equipment, net	310,788	-	310,788
Other assets	26,014	-	26,014
Goodwill	7,244,732	-	7,244,732
Other intangibles, net	3,308,185	-	3,308,185
	$12,501,783	$250,000	$12,751,783

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$483,741	$-	$483,741
Current portion of accrued expenses and other liabilities	1,526,165	-	1,526,165
Deferred revenue	947,556	-	947,556
Current portion of capital lease obligation	6,895	-	6,895
Lines of credit	431,292	-	431,292
Current portion of notes payable and accrued interest payable to related			-
parties, net of unamortized debt discount of $47,808	760,563	-	760,563
Convertible note and accrued interest payable to
related party	-	-	-
Total current liabilities	4,156,212	-	4,156,212

			(continued)

Accrued expenses and other liabilities, net of current portion	-	-	-
Capital lease obligation, net of current portion	-	-	-
Notes payable and accrued interest payable to related parties, net of current
portion and unamortized debt discount of $39,835	563,528	-	563,528
Convertible note and accrued interest payable to related party, net of current portion	183,245	-	183,245
Derivative liability	4,650	-	4,650
Total liabilities	4,907,635	-	4,907,635

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized — 48,000,000 shares
Issued and outstanding — 33,500,000 shares	33,500	-	33,500
(liquidation preference of $1,675,000)
Common stock, par value $0.0001 per share:
Authorized — 500,000,000 shares
Issued and outstanding — 193,046,613 shares	19,305	-	19,305
Additional paid-in capital	33,943,359	-	33,943,359
Accumulated deficit	(26,402,016)	250,000	(26,152,016)
Total stockholders' equity	7,594,148	250,000	7,844,148
	$12,501,783	$250,000	$12,751,783

The Company’s book value per share as of the date of the pro-forma consolidated balance sheets presented above:

•	(In 000s)
Unadjusted book value at 12/31/2008	$(3,071,886)
Costs avoided by being private	300,000
Adjusted book value at 12/31/2008	$(2,771,886)

(In 000s)
Unadjusted book value at 9/30/2009	$(2,958,769)
Costs avoided by being private	250,000
Adjusted book value at 9/30/2009	$(2,708,769)

VillageEDOCS, Inc. and subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
Nine Months Ended September 30, 2009
	Unadjusted	Adjustments	Adjusted
Net sales	$11,593,193	$-	$11,593,193
Cost of sales	4,567,485	-	4,567,485
Gross profit	7,025,708	-	7,025,708
Operating expenses:
Product and technology
development	1,545,147	-	1,545,147
Sales and marketing	1,766,448	-	1,766,448
General and administrative	3,588,019	(250,000)	3,338,019
Depreciation and amortization	695,382	-	695,382
Total operating expenses	7,594,996	(250,000)	7,344,996
Income (loss) from operations	(569,288)	250,000	(319,288)

Change in fair value of derivative liability	3,100	-	3,100
Interest expense	(123,051)	-	(123,051)
Other income, net	12,760	-	12,760
Loss before provision for
income taxes	(676,479)	250,000	(426,479)

(Provision) benefit for income taxes	(57,452)	-	(57,452)
Net loss	$(733,931)	$250,000	$(483,931)

Basic and diluted loss available
to common shareholders per common share:	$-	$-	$-

Weighted average shares outstanding -
basic and diluted	188,460,464	-	188,460,464

VillageEDOCS, Inc. and subsidiaries
Consolidated Statements of Operations
For the Year Ended December 31, 2008

	Unadjusted	Adjustments	Adjusted
Net sales	$15,176,393	$-	$15,176,393
Cost of sales	6,330,351	-	6,330,351
Gross profit	8,846,042	-	8,846,042
Operating expenses:
Product and technology
development	1,674,921	-	1,674,921
Sales and marketing	1,976,806	-	1,976,806
General and administrative	4,814,569	(300,000)	4,514,569
Depreciation and amortization	843,632	-	843,632
Total operating expenses	9,309,928	(300,000)	9,009,928
Loss from operations	(463,886)	300,000	(163,886)

Interest expense, net of interest income	(281,905)	-	(281,905)
Other income, net	141,747	-	141,747
Loss before provision (benefit) for
income taxes	(604,044)	300,000	(304,044)

Provision (benefit) for income taxes	12,198	-	12,198
Net loss	$(616,242)	$300,000	$(316,242)

Basic and diluted loss available
to common shareholders per common share:	$-	$-	$-

Weighted average shares outstanding -
basic and diluted	162,595,571	-	162,595,571

AVAILABLE INFORMATION

The Stock Split will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, the Company has filed the Schedule 13E-3 which contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to the Company, 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s internet address at www.sec.gov. We have not made any provision in connection with the Stock Split and the information contained in this Information Statement to grant unaffiliated stockholders access to our corporate records.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Information Statement, except for any information superseded by information contained directly in this Information Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our 2008 10-K and Q3 2009 10-Q include financial statements and schedules.

This Information Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about the Company and its financial condition.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed March 31, 2010.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed May 15, 2009, August 14, 2009, and November 16, 2009, respectively.

•	Our Annual Information Statement on Schedule 14C, filed July 20, 2009.

•	Our Current Reports on Form 8-K, filed April 10, 2009, May 11, 2009, July 20, 2009, August 4, 2009, December 8, 2009, December 17, 2009, and December 24, 2009.

We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this Information Statement and the date of the Meeting.

We will provide, without charge, upon the written or oral request of any person to whom this Information Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Information Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to the Company, 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705. These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ J. Thomas Zender
J. Thomas Zender, Chairman of the Board

Santa Ana, California

February __, 2010

EXHIBIT A-1
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
VILLAGEEDOCS, INC.

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

1.           The name of the corporation is VILLAGEEDOCS, INC. (the “Corporation”).

2.           Article V of the Certificate of Incorporation of the Corporation (the “Certificate”) is herby amended by adding a new subsection at the end of Article V as follows:

“(b)           Without regard to any other provision of this Certificate of Incorporation, all issued and outstanding shares of Common Stock, par value $0.0001 per share (the “Pre Split Common Stock”), shall be and hereby are automatically combined and reclassified (the “Stock Split”), such that each 10,000 shares of Pre Split Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock, par value $0.0001 per share (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Stock Split. Each holder of fewer than 10,000 shares of Pre Split Common Stock immediately before the Stock Split will receive cash in the amount of $0.015, without interest, for each share of Pre Split Common Stock held immediately before the effective time of the Stock Split and will no longer be a stockholder of the Corporation upon the effective time of the Stock Split.  Each holder of 10,000 or more shares of Pre Split Common Stock immediately before the effective time of the Stock Split will receive one share of New Common Stock for each 10,000 shares of Pre Split Common Stock held before the effective time of the Stock Split.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Pre Split Common Stock in exchange for certificates representing Pre Split Common Stock. Certificates representing shares of Pre Split Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.”

3.           This amendment to the Certificate herein certified has been duly adopted in accordance with the DGCL and shall become effective at 11:58 p.m., Eastern time, on the date of its filing with the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this __ day of _____, 2010.

VILLAGEEDOCS, INC.

By:
J. Thomas Zender, Chairman of the Board

EXHIBIT A-2
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT FORWARD STOCK SPLIT

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
VILLAGEEDOCS, INC.

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

1.           The name of the corporation is VILLAGEEDOCS, INC. (the “Corporation”).

2.           Article V of the Certificate of Incorporation of the Corporation (the “Certificate”) is herby amended by adding a new subsection at the end of Article V as follows:

“(b)           Without regard to any other provision of this Certificate of Incorporation, all issued and outstanding shares of Common Stock, par value $0.0001 per share (the “Pre-Split Common Stock”), shall be and hereby are automatically subdivided and reclassified (the “Stock Split”), such that each one (1) share of Pre-Split Common Stock (and including each fractional share in excess of one (1) share of Pre-Split Common Stock held by any stockholder) shall be subdivided and reclassified as ten thousand (10,000) shares of issued and outstanding Common Stock, par value $0.0001 per share (“New Common Stock”) (or, with respect to fractional shares and interests, such lesser number of shares of New Common Stock as may be applicable based on such 10,000-for-1 ratio).

3.           This amendment to the Certificate herein certified has been duly adopted in accordance with the DGCL and shall become effective at 11:59 p.m., Eastern time, on the date of its filing with the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this __ day of _____, 2010.

VILLAGEEDOCS, INC.

By:
J. Thomas Zender, Chairman of the Board

EXHIBIT A-3

VILLAGEEDOCS, INC.
CONSENT IN LIEU OF
SPECIAL MEETING OF STOCKHOLDERS

The undersigned, being a majority of the stockholders of VILLAGEEDOCS, INC., a Delaware  corporation (the "Corporation"), in lieu of holding a special meeting of the stockholders of the Corporation, hereby take the following actions and adopt the following resolutions by written consent pursuant to Section 228 of the Delaware General Corporation Law:

WHEREAS, it is deemed advisable and in the best interests of the Corporation that the Corporation amend its Certificate of Incorporation to effect a one (1) for 10,000 reverse stock split whereby record owners of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), held as of the record date will own one (1) share of Common Stock for every 10,000 (the “Reverse Stock Split”); provided, however, that in lieu of any fractional interest in shares of Common Stock to which any stockholder who would be entitled only to receive such fractional interest, taking into account all shares of capital stock owned by such stockholder (i.e., any stockholder owning 10,000 shares of Common Stock immediately prior to the Effective Date), the Corporation shall pay in cash for such fractional interest $.015 per share held by such stockholder immediately prior to the record date; and

WHEREAS, it is deemed advisable and in the best interests of the Corporation that the Corporation amend its Certificate of Incorporation to effect a 10,000 for one (1) forward stock split of its Common Stock whereby record owners of the Common Stock held on the Effective Date immediately after the Reverse Stock Split (i.e., any stockholder owning 10,000 or more shares prior to the Reverse Stock Split) will own one (1) share for every one (1) share held immediately after the Reverse Stock Split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”);

RESOLVED, that the undersigned stockholder hereby approves the Transaction; and

RESOLVED, that the Corporation’s Certificate of Incorporation be amended in the forms attached hereto as Exhibit A-1 and A-2 (the “Amendments”);

RESOLVED, that the undersigned stockholder authorizes the Board of Directors to establish the record date in accordance with Delaware law; and

FURTHER RESOLVED, that Mason Conner and Michael Richard of the Corporation (the “Authorized Officers”) be, and hereby are, authorized and directed in the name of the Corporation and on its behalf to do and perform all things and acts, and to execute and deliver or file all instruments, certificates and documents that they shall determine to be necessary, appropriate or desirable to carry out the foregoing resolutions, any such determination to be conclusively evidenced by the doing or performing of any such act or thing or the execution and delivery of any such instruments, certificate or document; and

FURTHER RESOLVED, the Authorized Officers be, and hereby are, authorized and empowered to execute and cause to be filed on behalf of the Corporation the Amendment as required pursuant to the laws of the State of Delaware.

The actions taken by this Consent shall have the same force and effect as if taken by the undersigned at a special meeting of the stockholders of the Corporation, duly called and constituted pursuant to the By-laws of the Corporation and the laws of the State of Delaware.

This Consent may be executed in two or more counterparts each deemed to be an original for all purposes and shall together constitute one and the same consent.

IN WITNESS WHEREOF, the undersigned have executed this Consent effective as of the ___ day of February, 2010.

Print Name:
Number of Shares: